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                                                               EXHIBIT 8.2


                         CONSTANTINE XYDIAS & PARTNERS
                          9 Massalias & Skoufa Street
                             106 80 Athens, Greece
                             Tel. (30-1) 360-3653
                              Fax (30-1) 684-5071

                                                                  July 30, 2001

Antenna TV S.A.
10-12 Kifissias Avenue
151-25 Maroussi
Athens, Greece

     Re:Antenna TV S.A.
       (Euro) 150,000,000 9 3/4% Senior Notes Due 2008

Ladies and Gentlemen:

   We have acted as Greek tax counsel for Antenna TV S.A. (the "Company") in connection with the offer to exchange (the "Exchange Offer") up to
(Euro) 150,000,000 aggregate principal amount of the Company's 9 3/4% Senior Notes due 2008 (the "New Notes"), which have been registered under the United States Securities Act of 1933, as amended (the "Securities Act"), for a like aggregate principal amount of outstanding 9 3/4% Senior Notes due 2008 (the "Old Notes").

   In rendering our opinion, we have examined and relied upon the following documents:

     (a) the Registration Statement on Form F-4 filed with the Securities and Exchange Commission relating to the Exchange Offer (the "Registration Statement");

     (b) the Indenture, dated as of June 18, 2001, by and between the Company and The Bank of New York, as trustee; and

     (c) the Registration Rights Agreement, dated as of June 18, 2001, by and between the Company and Salomon Brothers International Limited.

   Capitalized terms used herein and not otherwise defined herein have the respective meanings ascribed to them in the Registration Statement.

   Our opinion is based upon existing Greek tax laws, regulations, administrative pronouncements and judicial decisions. All such authorities are subject to change, either prospectively or retroactively. No assurance can be provided as to the effect of any such change upon our opinion.

   The opinion set forth herein has no binding effect on the Greek tax authorities or the courts of the Hellenic Republic. No assurance can be given that, if the matter were contested, a court would agree with the opinion set forth herein.

   We have advised the Company in connection with the material Greek tax consequences of the Exchange Offer to U.S. Holders and we confirm that, in our opinion, the material Greek tax consequences of the Exchange Offer to U.S. Holders are as set forth in the Registration Statement under the caption "Taxation--Greek Tax Considerations". While such description discusses the material anticipated Greek tax consequences applicable to certain U.S. Holders, it does not purport to discuss all Greek tax consequences and our opinion is limited to those Greek tax consequences specifically discussed therein.

   In giving the foregoing opinion, we express no opinion other than as to the laws of the Hellenic Republic.
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   We are furnishing this letter in our capacity as Greek tax counsel to the
Company.

   We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and we further consent to the use of our name under the caption "Taxation--Greek Tax Considerations" in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations promulgated thereunder.

                                          Very truly yours,

                                          /s/ Constantine N. Xydias
                                          _____________________________________
                                          Constantine N. Xydias
                                          Attorney at Law

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